Exhibit 99.1

For: J. Crew Group

Contact:

James Scully

Chief Financial Officer

(212) 209-8040

Allison Malkin

Integrated Corporate Relations

(203) 682-8225

FOR IMMEDIATE RELEASE

J. Crew Group, Inc. Announces Pricing of Secondary Public Offering of Common Stock

NEW YORK (January 25, 2006) — J. Crew Group, Inc. (NYSE: JCG) (the “Company”) today announced the pricing of a secondary public offering of 9,000,000 shares of common stock, at a price of $37.81 per share. All 9,000,000 shares will be offered for sale by Texas Pacific Group, a private investment group, and none of the proceeds will go to the Company. In addition, Texas Pacific Group has granted the underwriters an option to purchase up to an additional 1,312,589 shares at the public offering price less the underwriting discount, to cover over-allotments.

The shares will be offered by a group of underwriters led by Goldman, Sachs & Co. and Bear, Stearns & Co. Inc.

The offering will be made only by means of the written prospectus forming part of the effective registration statement. A copy of the final prospectus related to the offering, when available, may be obtained by contacting:

Goldman, Sachs & Co.
Attention: Prospectus Department
85 Broad Street
New York, New York 10004
Telephone: (866) 471-2526

Bear, Stearns & Co. Inc.
Attention: Prospectus Department
383 Madison Avenue
New York, New York 10179
Telephone: (866) 803-9204

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

J.Crew Group, Inc. is a fully integrated multi-channel specialty retailer of women’s and men’s apparel and accessories. J.Crew products are distributed through the Company’s 178 retail and 51 factory stores, the J.Crew catalog, and the Company’s Internet website at www.jcrew.com.

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including competitive pressures in the apparel industry, changes in levels of consumer spending or preferences in apparel and acceptance by customers of the Company’s products, overall economic conditions, changes in key personnel, the Company’s ability to expand its store base and product offerings, governmental regulations and trade restrictions, acts of war or terrorism in the United States or worldwide, political or financial instability in the countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms, the level of the Company’s indebtedness and exposure to interest rate fluctuations, and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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